UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 26, 2014

Trinity Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 N. Stemmons Freeway, Dallas, Texas	75207-2401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 214-631-4420

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2014, McKinley 2014 Acquisition LLC (the “Acquisition Subsidiary”), a wholly-owned subsidiary of Trinity Industries, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Thomas & Betts Corporation (“T&B”) and Thomas & Betts International, LLC (“T&B International,” and together with T&B, “Sellers”), pursuant to which the Acquisition Subsidiary agreed to acquire from Sellers substantially all of the assets of Meyer Steel Structures, the electricity transmission and distribution towers division of T&B (the “Business”), for a purchase price of approximately $600 million, upon the terms and subject to the conditions set forth in the Purchase Agreement.

The Acquisition Subsidiary and Sellers have each made customary representations, warranties and covenants in the Purchase Agreement, including, among others, Sellers’ covenants (i) to use commercially reasonable efforts to conduct the Business in the ordinary course between the execution of the Purchase Agreement and the closing, subject to specified exceptions, (ii) to not engage in certain activities competitive with the Business for a specified period following closing, (iii) to not solicit any of the employees transferred as a part of the sale of the Business for a specified period following closing, (iv) to indemnify the Acquisition Subsidiary for certain assumed liabilities, subject to specified limitations, and (v) to provide transition services to the Acquisition Subsidiary following closing.

The closing is subject to customary closing conditions, including, among others, (i) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) the absence of legal restraints preventing the consummation of the acquisition, (iii) the receipt of specified third-party consents, and (iv) the issuance of (or binding commitment to issue) an environmental insurance policy for the Acquisition Subsidiary as the named insured in support of specified pre-closing environmental obligations that will be assumed by the Acquisition Subsidiary.

The foregoing description of the transaction and the Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated by reference herein. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Acquisition Subsidiary, the Business, Sellers or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Accordingly, investors should read the representations and warranties in the Purchase Agreement not in isolation but only in conjunction with the other information about the Company, the Acquisition Subsidiary or Sellers that the respective companies include in reports, statements and other filings the Company makes with the Securities and Exchange Commission.

Item 8.01 Other Events.

On June 27, 2014, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Purchase Agreement, dated as of June 26, 2014, by and among McKinley 2014 Acquisition LLC, Thomas & Betts Corporation and Thomas & Betts International, LLC (The schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A list of the schedules and exhibits is contained in the Purchase Agreement and will be furnished to the Securities and Exchange Commission upon request).

99.1	Press Release, dated June 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

June 27, 2014	By:	/s/ James E. Perry
		Name:	James E. Perry
		Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Purchase Agreement, dated as of June 26, 2014, by and among McKinley 2014 Acquisition LLC, Thomas & Betts Corporation and Thomas & Betts International, LLC (The schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A list of the schedules and exhibits is contained in the Purchase Agreement and will be furnished to the Securities and Exchange Commission upon request).

99.1	Press Release, dated June 27, 2014.